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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact: Amscan Holdings, Inc.
James M. Harrison
(914) 784-4014

Michael A. Correale
(914) 784-4050


      AMSCAN HOLDINGS, INC. ANNOUNCES ACCEPTANCE OF $87.2 MILLION OF NOTES IN TENDER OFFER FOR ITS OUTSTANDING 9.875% SENIOR SUBORDINATED NOTES
                                    DUE 2007

ELMSFORD, NY - April 30, 2004 - Amscan Holdings, Inc. announced today that its tender offer for all of its outstanding 9.875% Senior Subordinated Notes due 2007 (the "Notes") expired at 12:00 noon, New York City time, today, and that it has accepted for payment and will purchase all Notes validly tendered pursuant to the tender offer and not withdrawn prior to such expiration. According to The Bank of New York, the depositary for the tender offer, approximately $87.2 million in aggregate principal amount of the Notes were validly tendered and not withdrawn. The holders of the tendered Notes who tendered their Notes prior to 5:00 p.m. New York City time on April 15, 2004, the consent payment deadline, will receive $1,035.42 per $1,000 principal amount of the Notes, plus accrued interest on the tendered Notes up to, but not including, the date of payment of the Notes. Holders who tendered their Notes after the consent payment deadline will receive $1,032.92 per $1,000 principal amount of the Notes, plus accrued interest on the tendered Notes up to, but not including, the date of payment of the Notes.

Following the purchase of the Notes accepted in the tender offer, approximately $22.8 million in aggregate principal amount of the Notes will remain outstanding. The aggregate cost to purchase the Notes tendered pursuant to the tender offer was approximately $93.5 million.

Goldman, Sachs & Co. acted as Dealer Manager and Solicitation Agent, Bondholder Communications Group acted as the Information Agent and The Bank of New York acted as the Depositary for the tender offer and the related consent solicitation. Persons with questions regarding the tender offer or the consent solicitation should contact Goldman, Sachs & Co., Credit Liability Management Group, at (877) 686-5059 (toll free). Requests for documentation may be directed to Bondholder Communications Group, at (888) 385-2663 (toll free).

Amscan designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. Amscan also designs and distributes home, baby, wedding and other gift items.

Any statements released by Amscan that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "intends," "anticipates," "expects," words of similar import and variations on such words are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements necessarily involve risks and uncertainties which are difficult to predict and actual outcomes may materially vary from what is expressed or forecasted in such forward-looking statements.

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